                                                                    EXHIBIT 12.1

PACKAGED ICE, INC. AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED
CHARGES
(THOUSANDS OF DOLLARS)

                                                                                              Historical
                                                                    ---------------------------------------------------------------
                                                                                    Year
                                                                                    Ended                            Three Months
                                                                                 December 31,                       Ended March 31,
                                                                    ----------------------------------------------  ---------------
                                                                       1993     1994      1995     1996     1997       1998
                                                                    ----------------------------------------------   ----------
FIXED CHARGES AS DEFINED:

                                     (1) Interest on long-term
                                           debt                        $ 11     $ 25     $ 76     $130     $ 6,585   $ 2,874
                                                                    ----------------------------------------------   ----------
                                     (2) Total Fixed Charges           $ 11     $ 25     $ 76     $130     $ 6,585   $ 2,874
                                                                    ==============================================   ==========


EARNINGS AS DEFINED:

                                     (3) Loss from continuing         ($391)   ($722)   ($688)   ($990)    ($8,439)  ($6,791)
                                         operations
                                     (4) Income taxes for
                                         continuing operations
                                     (5) Total Fixed Charges             11       25       76      130       6,585     2,874
                                                                    ----------------------------------------------   ----------
                                     (6) Loss From Continuing
                                         Operations Before
                                            Income Taxes and          ($380)   ($697)   ($612)   ($860)    ($1,854)  ($3,917)
                                            Fixed Charges
                                                                    ==============================================   ==========

RATIO OF EARNINGS TO FIXED CHARGES
   (line 6 divided by line 2)                                   (a)     N/A      N/A      N/A      N/A        N/A        N/A
                                                                    ==============================================   ==========
COVERAGE DEFICIENCY:                                                  ($391)   ($722)   ($688)   ($990)   ($8,439)   ($6,791)
                                                                    ==============================================   ==========

(a)                                  Earnings are
                                     inadequate to
                                     cover fixed
                                     charges

